UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2009 (February 23, 2009)

Pennsylvania Commerce Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction ofincorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania		17111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 800-653-6104

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Pennsylvania Commerce Bancorp, Inc. (the “Company” or “Commerce”), following the recommendation and approval of the Company’s Compensation Committee, approved employment agreements for the following executive officers of the Company and its wholly-owned subsidiary, Commerce Bank/Harrisburg: Gary L. Nalbandian, Chairman, President and Chief Executive Officer; Mark A. Zody, Executive Vice President and Chief Financial Officer; Mark A. Ritter, Executive Vice President and Chief Operating Officer; D. Scott Huggins, Senior Vice President and Chief Risk Officer; and James R. Ridd, Senior Vice President and Chief Credit Officer.

Agreement for Gary L. Nalbandian
Mr. Nalbandian’s agreement is for a period of three years and shall automatically renew and be extended for a new three-year term on each anniversary date of the agreement unless either party gives the other party written notice no later than (90) days before any such anniversary date. Mr. Nalbandian’s base salary is $495,000 and may not be decreased without his consent.  The agreement provides that Mr. Nalbandian may be paid a bonus, however, he is not guaranteed a bonus.  In addition to benefits available to other senior executives, Mr. Nalbandian is to receive use of an automobile, club memberships and six weeks’ vacation each calendar year.

If Commerce terminates Mr. Nalbandian’s employment other than for cause, then Commerce shall pay his full base salary through the date of termination.  In addition, in lieu of any further salary payments to him, for a period subsequent to the date of termination, Commerce shall pay him as severance pay a lump sum severance payment equal to three (3) times his compensation (as defined in the agreement) then in effect.  In addition, if Mr. Nalbandian shall terminate his employment for “good reason” within three years after a  “change in control” of the Company (as such terms are defined in the agreements), he is entitled under certain circumstances to receive  a lump sum severance payment equal to three (3) times his compensation.  He is also entitled to a certain other benefits and rights in the event of his termination without cause or for “good reason” and to a “gross-up” payment.  The agreement includes a non-competition provision that extends throughout the term of employment and for 18 months following the termination of his employment under the agreement.

The foregoing description of the agreement is not complete and is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1.

Agreements for Executive Officers Other than Mr. Nalbandian
Each employment agreement is for a period of two years and shall automatically renew and be extended for a new two-year term on each anniversary date of the agreement unless either party gives the other party written notice no later than (90) days before any such anniversary date. The compensation payable to each executive officer is set forth below.  The executives are also eligible to receive a discretionary bonus each year if objective and reasonable performance metrics are achieved with respect to both corporate and personal performance.  Other benefits are available to the executives through normal operations as they would be available to other senior executives.

If Commerce terminates the executives’ employment other than for cause, then Commerce shall pay their full base salary through the date of termination. In lieu of any further salary payments, for a period subsequent to the date of termination, Commerce shall pay as severance pay to each a lump sum severance payment equal to two times the average annual base salary in effect during the twenty-four (24) months immediately preceding such termination. Additionally, if any executive shall terminate his employment following a “change in control” of the Company or for “good reason” (as such terms are defined in the agreements), the executive would be entitled under certain circumstances to receive a lump sum severance payment equal to two (2) times average annual base salary in effect during the twenty-four (24) months immediately preceding such termination. The agreement includes a non-competition provision that extends throughout the term of employment and up to a period of 12 months following the termination of employment, dependent upon various reasons.

Mr. Zody’s agreement also provides that the Company will reimburse him for certain continuing education costs and continue to pay premiums on his split dollar life insurance policy and long term disability policy.

Base salaries in effect for 2009:

Name	Title	Base Salary
Mark A. Zody	Executive Vice President and Chief Financial Officer	$252,000
Mark A. Ritter	Executive Vice President and Chief Operating Officer	$220,000
D. Scott Huggins	Senior Vice President and Chief Risk Officer	$190,000
James R. Ridd	Senior Vice President and Chief Credit Officer	$184,000

Mr. Zody’s employment agreement is being filed as Exhibit 10.2 and a form of agreement for Messrs. Huggins, Ritter and Ridd is being filed herewith as Exhibit 10.3.  The foregoing description of the agreements is not complete and is qualified in its entirety by reference to the appropriate exhibit.

Item 9.01.   Financial Statements and Exhibits

Exhibit No.

10.1	Employment Agreement Gary L. Nalbandian, dated February 23, 2009
10.2	Employment Agreement Mark A. Zody, dated February 23, 2009
10.3	Employment Agreement Form for Messrs. Mark A. Ritter, D. Scott Huggins and James Ridd, dated February 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	PENNSYLVANIA COMMERCE BANCORP, INC. (Registrant)
/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer